                                                                     EXHIBIT 2.8


                           Indemnification Agreement

                                    Between

                               Catalytica, Inc.

                                      and

                        Catalytica Energy Systems, Inc.

                               December 15, 2000

                               TABLE OF CONTENTS

                                                                                                  Page
                                                                                                  ----
ARTICLE I. MUTUAL RELEASES; INDEMNIFICATION                                                          1

   Section 1.1.   Release of Pre-Closing Claims.................................................     1
   Section 1.2.   Indemnification by CESI.......................................................     2
   Section 1.3.   Indemnification by Catalytica.................................................     3
   Section 1.4.   Delivery of Additional CESI Shares............................................     4
   Section 1.5.   Procedures for Defense, Settlement and Indemnification of Third Party Claims..     4
   Section 1.6.   Additional Matters............................................................     6
   Section 1.7.   Survival of Indemnities.......................................................     7

ARTICLE II. MISCELLANEOUS                                                                            7

   Section 2.1.   Entire Agreement..............................................................     7
   Section 2.2.   Governing Law.................................................................     7
   Section 2.3.   Forum Selection; Consent to Jurisdiction......................................     7
   Section 2.4.   Notices.......................................................................     7
   Section 2.5.   Parties in Interest...........................................................     7
   Section 2.6.   Other Agreements Evidencing Indemnification Obligations.......................     8
   Section 2.7.   Counterparts..................................................................     8
   Section 2.8.   Binding Effect Assignment.....................................................     8
   Section 2.9.   Severability..................................................................     8
   Section 2.10.  Failure or Indulgence Not Waiver..............................................     8
   Section 2.11.  Amendment.....................................................................     8
   Section 2.12.  Interpretation................................................................     9
   Section 2.13.  Dispute Resolution............................................................     9

ARTICLE III. DEFINITIONS                                                                             9

   Section 3.1.   Action........................................................................     9
   Section 3.2.   Affiliated Company............................................................     9
   Section 3.3.   Ancillary Agreements..........................................................     9
   Section 3.4.   Cash Amount...................................................................     9
   Section 3.5.   Catalytica Group..............................................................     9
   Section 3.6.   Catalytica Indemnitees........................................................     9
   Section 3.7.   CESI Group....................................................................    10
   Section 3.8.   CESI Indemnitees..............................................................    10
   Section 3.9.   Contracts.....................................................................    10
   Section 3.10.  Effective Time................................................................    10
   Section 3.11.  Energy Business...............................................................    10
   Section 3.12.  Governmental Authority........................................................    10
   Section 3.13.  Indemnitee....................................................................    10
   Section 3.14.  Liabilities...................................................................    10

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                  Page
                                                                                                  ----
   Section 3.15.  Non-Energy Subsidiary.........................................................    10
   Section 3.16.  Person........................................................................    10
   Section 3.17.  Separation Agreement..........................................................    10
   Section 3.18.  Space Sharing Agreement.......................................................    11
   Section 3.19.  Subsidiary....................................................................    11
   Section 3.20.  Tax Sharing Agreement.........................................................    11
   Section 3.21.  Taxes.........................................................................    11
   Section 3.22.  Third Party Claim.............................................................    11
   Section 3.23.  Transaction Expenses..........................................................    11

                           INDEMNIFICATION AGREEMENT

     This Indemnification Agreement (this "Agreement") is entered into on December 15 2000 between Catalytica, Inc., a Delaware corporation ("Catalytica"), and Catalytica Energy Systems, Inc., a Delaware corporation formerly known as Catalytica Combustion Systems, Inc. ("CESI "). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Article III below.

                                    RECITALS

     WHEREAS, Catalytica has entered into the Agreement and Plan of Merger, dated as of August 2, 2000 (the "Merger Agreement"), with Synotex Company, Inc. ("Synotex") and Synotex Acquisition Corporation pursuant to which, subsequent to the distribution by Catalytica of its shares of CESI (the "Distribution"), Synotex Acquisition Corporation will merge with and into Catalytica (the "Merger"), resulting in Catalytica becoming a wholly owned subsidiary of Synotex.

     WHEREAS, the parties intend in this Agreement to set forth the principal arrangements between them regarding indemnification.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties hereto agree as follows:

                                  ARTICLE I.

                       MUTUAL RELEASES; INDEMNIFICATION

     Section 1.1. Release of Pre-Closing Claims.

     (a) CESI Release. Except as otherwise provided in this Agreement, as of the Effective Time, CESI does hereby, for itself and as agent for each member of the CESI Group, remise, release and forever discharge the Catalytica Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including, without limitation, in connection with the transactions and all other activities to implement any of the Merger and the Distribution.

     (b) Catalytica Release. Except as otherwise provided in this Agreement, as of the Effective Time, Catalytica does hereby, for itself and as agent for each member of the Catalytica Group, remise, release and forever discharge the CESI Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including, without limitation, in connection with the transactions and all other activities to implement the Merger.

     (c) No Impairment. Nothing contained in Section 1.1(a) or (b) shall impair any right of any Person to enforce the Separation Agreement or any Ancillary Agreement (including this Agreement), in each case in accordance with its terms.

     (d) No Actions as to Released Claims. CESI agrees, for itself and as agent for each member of the CESI Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Catalytica or any member of the Catalytica Group, or any other Person released pursuant to Section 1.1(a), with respect to any Liabilities released pursuant to Section 1.1(a). Catalytica agrees, for itself and as agent for each member of the Catalytica Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against CESI or any member of the CESI Group, or any other Person released pursuant to Section 1.1(b), with respect to any Liabilities released pursuant to Section 1.1(b).

     (e) Further Instruments. At any time, at the reasonable request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

     (f) CESI and Catalytica shall each use their reasonable best efforts to cause the members of the CESI Group and the Catalytica Group, respectively, to take such actions as are necessary or appropriate to effect the terms of this Agreement and to refrain from taking any contrary action.

     Section 1.2. Indemnification by CESI.  Notwithstanding the provisions of
Section 1.1, CESI shall, for itself and as agent for each member of the CESI Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless, in perpetuity, the Catalytica Indemnitees from and against any and all Liabilities that relate to, arise out of or result from any of the following items (without duplication):

          (i) the Energy Business and the Distribution whether occurring before, at or after the Effective Time, except as otherwise contemplated in the Merger Agreement;

          (ii) Catalytica (excluding any Liabilities related to the business of any Non-Energy Subsidiary) if occurring before the Effective Time;

          (iii) any severance, termination, change of control or similar payments or benefits paid or payable to (a) (i) Ralph A. Dalla Betta, (ii) Craig
N. Kitchen and (iii) Dennis Orwig; or (b) any other executive employee of Catalytica or any Subsidiary of Catalytica, other than Michael H. Thomas and James B. Friederichsen, to the extent that aggregate payments to such individuals in the case of this clause (b) exceed $4,200,000; or (c) the specified non-executive employees referred to in Section 5.11(b) of the Merger Agreement to the extent that aggregate payments to such individuals in the case of this clause (c) exceed $1,150,000;

          (iv) any Transaction Expenses not deducted in the calculation of the Cash Amount;

          (v)    any arbitration costs to be paid by CESI pursuant to Section
1.9 of the Merger Agreement;

          (vi) any obligation of Catalytica under that certain Lease Agreement, effective as of January 1, 1993, by and between Jack Dymond Associates and Catalytica, as amended by the First Addendum to Lease, dated October 23, 1997, and the Second Addendum to Lease, dated June 29, 1998 for any period at or after the Effective Date except as expressly provided in the Space Sharing Agreement;

          (vii) dispute with City of Glendale relating to the technical services agreement between GENXON and City of Glendale;

          (viii) the Registration Statement (as defined in the Separation Agreement) and the Proxy Statement (as defined in the Merger Agreement); and

          (ix) any breach by CESI or any member of the CESI Group of the Separation Agreement or any of the Ancillary Agreements (including this Agreement).

If a liability is properly characterized as relating to the Energy Business, CESI will be obligated to indemnify, defend and hold the Catalytica Indemnitees harmless without regard to the entity at which the liability is incurred. In the event that any member of the CESI Group makes a payment to the Catalytica Indemnitees hereunder, and any of the Catalytica Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery, Catalytica will promptly repay (or will procure a Catalytica Indemnitee to promptly repay) such member of the CESI Group the amount by which the payment made by such member of the CESI Group exceeds the actual cost of the associated indemnified Liability.

Notwithstanding the foregoing, CESI shall not, for itself or as agent for any member of the CESI Group, indemnify any party for obligations and liabilities that are otherwise explicitly allocated pursuant to the Merger Agreement and the Ancillary Agreements.

     Section 1.3. Indemnification by Catalytica. Catalytica shall, for itself and as agent for each member of the Catalytica Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless, in perpetuity, the CESI Indemnitees from and against any and all Liabilities that relate to, arise out of or result from any of the following items (without duplication):

          (i) the business of the Non-Energy Subsidiaries, whether occurring before, at or after the Effective Time;

          (ii) the business of Catalytica if occurring at or after the Effective Time; and

          (iii) any breach by Catalytica or any member of the Catalytica Group of the Separation Agreement or any of the Ancillary Agreements (including this Agreement).

     (b) If a liability is properly characterized as relating to the business of any Non-Energy Subsidiary, Catalytica will be obligated to indemnify, defend and hold the CESI Indemnities harmless without regard to the entity at which the liability is incurred. In the event that any member of the Catalytica Group makes a payment to the CESI Indemnitees hereunder, and any of the CESI Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery, CESI will promptly repay (or will procure a CESI Indemnitee to promptly repay) such member of the Catalytica Group the amount by which the payment made by such member of the Catalytica Group exceeds the actual cost of the indemnified Liability.

Notwithstanding the foregoing, Catalytica shall not, for itself or as agent for any member of the Catalytica Group, indemnify any party for obligations and liabilities that are otherwise explicitly allocated pursuant to the Merger Agreement and Ancillary Agreements. The provisions of that certain letter agreement, dated November 30, 2000, among Synotex Company, Inc., Catalytica and CESI shall prevail over any contrary term or provision of the Merger Agreement, this Agreement or any other Ancillary Agreement.

     Section 1.4. Delivery of Additional CESI Shares. If, and to the extent, Catalytica or any Non-Energy Subsidiary is or becomes obligated to deliver any CESI shares to any person after the Effective Time as a result of any agreement, right, document, obligation or other instrument of the Catalytica or any of its Subsidiaries outstanding at any time prior to the Effective Time (other than the holders of options to purchase common stock of Catalytica), CESI shall provide the required number of shares to Catalytica or any Non-Energy Subsidiary so that it may satisfy such obligation.

     Section 1.5. Procedures for Defense, Settlement and Indemnification of Third Party Claims.

     (a) Notice of Claims. If a Catalytica Indemnitee or a CESI Indemnitee (as applicable) (an "Indemnitee") shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the CESI Group or the Catalytica Group, respectively, of any claim or of the commencement by any such Person of any Action (collectively, a "Third Party Claim") with respect to which a party (an "Indemnifying Party") may be obligated to provide indemnification to such Indemnitee pursuant to Section 1.2 or 1.3, or any other section of the Separation Agreement or any Ancillary Agreement (including this Agreement), Catalytica and CESI (as applicable) will ensure that such Indemnitee shall give such Indemnifying Party written notice thereof within 30 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 1.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article I, except to the extent that such Indemnifying Party is actually and substantially prejudiced by such delay or failure to give notice. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within five business days) after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

     (b) Defense By Indemnifying Party. If a Third Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnitee therefor, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall, within 30 days (or sooner if the nature of the Third Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that the Indemnitee shall have the right to employ separate counsel if, in the Indemnitee's reasonable judgment after consultation with counsel, a conflict of interest between the Indemnitee and the Indemnifying Party exists in respect of such claim which would make representation of both parties by one counsel inappropriate, and in such event the fees and expenses of such separate counsel shall be paid by the Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate therein and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnitees shall cooperate with the Indemnifying Party in the defense or prosecution thereof, including by providing or causing to be provided, records and witnesses as soon as reasonably practicable after receiving any request therefor from or on behalf of the Indemnifying Party.

     If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnitee with respect to a Third Party Claim, then in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any such Third Party Claim without the Indemnifying Party's prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnitee with respect to a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnitee; provided, however, that the Indemnitee may refuse to agree to any such settlement, compromise or discharge if the Indemnitee agrees that the Indemnifying Party's indemnification obligation with respect to such Third Party Claim shall not exceed the amount that would be required to be paid by or on behalf of the Indemnifying Party in connection with such settlement, compromise or discharge. If an Indemnifying Party elects not to assume the defense of a Third Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third Party Claim.

     Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages; provided, however, that the Indemnitee shall not settle any related claim for money damages without the prior written consent of the Indemnifying Party, which consent shall out be unreasonably withheld. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

     Section 1.6. Additional Matters.

     (a) Cooperation in Defense and Settlement.  Subject to the provisions of
Section 1.5, with respect to any Third Party Claim that implicates both CESI and Catalytica in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities set forth in the Separation Agreement, this Agreement or any of the Ancillary Agreements, the parties agree to cooperate fully and, to the extent reasonably practicable and not to the disadvantage of either party, maintain a joint defense (in a manner that will preserve the attorney-client or work-product privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.

     (b) Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the parties regarding indemnification and the management of the defense of claims as set forth in this Article I shall not be altered.

     (c) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee's Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

     (d) Not Applicable to Taxes. This Agreement shall not apply to Taxes (which are covered by the Tax Sharing Agreement).

     (e) Rights Cumulative. The remedies provided in this Article I shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

     (f) Indemnification Payments. Indemnification required by this Article I shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred.

     Section 1.7. Survival of Indemnities. Subject to Section 3.7, the rights and obligations of the members of the Catalytica Group and the CESI Group under this Article I shall survive the sale or other transfer by any party of any assets or businesses or the assignment by it of any Liabilities or the sale by any member of the Catalytica Group or the CESI Group of the capital stock or other equity interests of any Subsidiary or Affiliated Company to any Person.

                                  ARTICLE II.

                                 MISCELLANEOUS

     Section 2.1. Entire Agreement. This Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules attached hereto and thereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

     Section 2.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

     Section 2.3. Forum Selection; Consent to Jurisdiction. All disputes arising out of or in connection with this Agreement shall be solely and exclusively resolved by a court of competent jurisdiction in the State of Delaware. The parties hereby consent to the jurisdiction of the courts of the State of Delaware and the United States District Court of the District of Delaware and waive any objections or rights as to forum non conveniens, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

     Section 2.4. Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be made in accordance with Section 6.6 of the Separation Agreement.

     Section 2.5. Parties in Interest. This Agreement, including the Schedules and Exhibits hereto, and the other documents referred to herein, shall be binding upon Catalytica, Catalytica's Subsidiaries, CESI and CESI's Subsidiaries and inure solely to the benefit of the CESI Indemnitees and the Catalytica Indemnitees and their respective permitted assigns, and nothing in this

Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 2.6. Other Agreements Evidencing Indemnification Obligations. Catalytica hereby agrees to execute, for the benefit of any CESI Indemnitee, such documents as may be reasonably requested by such CESI Indemnitee, evidencing Catalytica's agreement that the indemnification obligations of Catalytica set forth in this Agreement inure to the benefit of and are enforceable by such CESI Indemnitee. CESI hereby agrees to execute, for the benefit of any Catalytica Indemnitee, such documents as may be reasonably requested by such Catalytica Indemnitee, evidencing CESI's agreement that the indemnification obligations of CESI's set forth in this Agreement inure to the benefit of and are enforceable by such Catalytica Indemnitee.

     Section 2.7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     Section 2.8. Binding Effect Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided, however, either party may, subject to the following sentence, assign this Agreement to a successor entity in conjunction with a merger of such party with another Person or such party's reincorporation. Neither party shall engage in any transaction or series of transactions in which another entity becomes the owner of 50% or more of the equity securities of such party unless the acquiror and any ultimate parent entity shall have executed and delivered to the other party an agreement confirming that such acquiror and/or ultimate parent entity shall, upon consummation of such transaction or series of transactions, cause the relevant party to continue to perform under the terms of this Agreement and each Ancillary Agreement.

     Section 2.9. Severability. If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     Section 2.10. Failure or Indulgence Not Waiver. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Exhibits or Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     Section 2.11. Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.

     Section 2.12. Interpretation. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

     Section 2.13. Dispute Resolution. Any dispute, controversy or claim ("Dispute") arising between the parties relating to the interpretation or performance of this Agreement shall be resolved in the manner specified in
Section 5.6 of the Separation Agreement.

                                 ARTICLE III.

                                  DEFINITIONS

     Section 3.1. Action. "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation including by or before any federal, state, local, foreign or international court, governmental authority or any arbitration or mediation tribunal.

     Section 3.2. Affiliated Company. "Affiliated Company" means, with respect to Catalytica, any entity in which Catalytica holds a 50% or less ownership interest and, with respect to CESI, any entity in which CESI holds a 50% or less ownership interest.

     Section 3.3. Ancillary Agreements. "Ancillary Agreements" means agreements attached as exhibits to the Separation Agreement.

     Section 3.4. Cash Amount. "Cash Amount" shall have the meaning set forth in the Merger Agreement.

     Section 3.5. Catalytica Group. "Catalytica Group" means Catalytica, each Subsidiary and Affiliated Company of Catalytica (other than any member of the CESI Group) immediately after the Effective Time and each Person that becomes a Subsidiary or Affiliate Company of Catalytica after the Effective Time.

     Section 3.6. Catalytica Indemnitees. "Catalytica Indemnitees" means Catalytica, each member of the Catalytica Group and each of their respective directors, officers, employees, agents and representatives.

     Section 3.7. CESI Group. "CESI Group" means CESI, each Subsidiary and Affiliated Company of CESI immediately after the Effective Time and each Person that becomes a Subsidiary or Affiliate Company of CESI after the Effective Time.

     Section 3.8. CESI Indemnitees. "CESI Indemnitees" means CESI, each member of the CESI Group and each of their respective directors, officers, employees, agents and representatives.

     Section 3.9. Contracts. "Contracts" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

     Section 3.10. Effective Time. "Effective Time" means the Effective Time of the Merger as set forth in the Merger Agreement.

     Section 3.11. Energy Business. "Energy Business" shall mean the business and operations of CESI (including the business and operations of Catalytica Advanced Technologies, Inc, which was merged with and into CESI on December 15,
2000) and any direct or indirect subsidiaries of CESI on the date hereof.

     Section 3.12. Governmental Authority. "Governmental Authority" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

     Section 3.13. Indemnitee.  "Indemnitee" has the meaning set forth in
Section 1.5(a) hereof.

     Section 3.14. Liabilities. "Liabilities" means any actual liability (including, without limitation, environmental liabilities), damage, loss, obligation, demand, judgment, fine, penalty, cost or expense, including reasonable attorneys' fees and expenses, and the costs of investigation incurred in defending against or settling such liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense or claim therefor and any amounts paid in settlement thereof imposed or, in the case of an expense, reasonably incurred.

     Section 3.15. Non-Energy Subsidiary. "Non-Energy Subsidiary" shall have the meaning set forth in the Merger Agreement.

     Section 3.16. Person. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof.

     Section 3.17. Separation Agreement. "Separation Agreement" means the Master Separation Agreement dated as of the date hereof, of which this is an Exhibit thereto.

     Section 3.18. Space Sharing Agreement. "Space Sharing Agreement" means the Space Sharing Agreement which is attached as Exhibit C to the Real Estate Matters Agreement, which is attached as Exhibit D to the Separation Agreement.

     Section 3.19. Subsidiary. "Subsidiary" means with respect to any specified Person, any corporation, any limited liability company, any partnership or other legal entity of which such Person or its Subsidiaries owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body. Unless context otherwise requires, reference to Catalytica and its Subsidiaries shall not include the subsidiaries of Catalytica that will be transferred to CESI after giving effect to the Distribution.

     Section 3.20. Tax Sharing Agreement. "Tax Sharing Agreement" means the Tax Sharing Agreement, attached as Exhibit G to the Separation Agreement.

     Section 3.21. Taxes. "Taxes" has the meaning set forth in the Tax Sharing Agreement.

     Section 3.22. Third Party Claim. "Third Party Claim" has the meaning set forth in Section 1.5(a) of this Agreement.

     Section 3.23. Transaction Expenses. "Transaction Expenses" has the meaning set forth in the Merger Agreement.





                        [SIGNATURES ON FOLLOWING PAGE]

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

     IN WITNESS WHEREOF, each of the parties has caused this Indemnification Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.


                                   CATALYTICA, INC.

                                   By: /s/ Lawrence W. Briscoe
                                      ------------------------------------
                                   Name:   Lawrence W. Briscoe
                                        ----------------------------------
                                   Title:  Chief Financial Officer
                                         ---------------------------------

                                   CATALYTICA ENERGY SYSTEMS, INC.

                                   By: /s/ Craig N. Kitchen
                                      ------------------------------------
                                   Name:   Craig N. Kitchen
                                        ----------------------------------
                                   Title:  President and Chief Executive Officer
                                         ---------------------------------------